Exhibit 99.1

BIOCRYST PHARMACEUTICALS, INC.
2190 PARKWAY LAKE DRIVE
BIRMINGHAM, AL 35244
205-444-4600   205-444-4640 FAX
www.biocryst.com

Contact:
BioCryst Pharmaceuticals, Inc.
Jonathan M. Nugent
V.P. Corporate Communications
(205) 444-4633

FOR IMMEDIATE RELEASE

BIOCRYST ANNOUNCES PRESENTATION OF FODOSINE™ DATA
DURING THE 47TH ANNUAL MEETING AND EXPOSITION OF THE
AMERICAN SOCIETY OF HEMATOLOGY (ASH)

Birmingham, AL - December 12, 2005 - BioCryst Pharmaceuticals, Inc. (Nasdaq: BCRX) today provided an informational update summarizing highlights from three presentations related to the clinical development of Fodosine™ (forodesine hydrochloride), its lead product candidate for the treatment of certain leukemias and lymphomas, presented at the 47th Annual Meeting and Exposition of the American Society of Hematology (ASH) being held from December 10-13 in Atlanta, GA.

Among presentations highlighted was “Forodesine (Fodosine™), a PNP Inhibitor Active in Relapsed or Refractory T-Cell Leukemia Patients (Phase II Study)” by Dr. Richard Furman et al.  This Phase IIa multi-center trial of intravenous Fodosine™ evaluated 23 relapsed or refractory T-cell leukemia patients. The overall response rate for these patients was 35%, including five patients with complete response (22%) and three patients with partial response (13%).  Restoration of normal hematopoiesis was observed in patients while on therapy, indicating that Fodosine™ may offer a less toxic T-ALL therapy.

This study concludes that with its minimal toxicity, Fodosine™ may represent an important option as a single agent in treating relapsed or refractory T-cell leukemia.  Based on these encouraging results, the company plans to initiate a Phase IIb trial, pending approval of Special Protocol Assessment (SPA) from the U.S. Food and Drug Administration (FDA).

Additionally, data were presented from the study, “Development of Forodesine Hydrochloride (FH), an Inhibitor of Purine Nucleoside Phosphorylase, for Patients with Chronic Lymphocytic Leukemia (CLL)” by Dr. Kumudha Balakrishnan et al.  The preclinical data presented support the concept that inhibition of purine nucleoside phosphorylase (PNP) is sufficient for the initiation of apoptosis in malignant B-cells.

These promising results have led to initiation of a Phase II study of oral Fodosine™ in patients with advanced, fludarabine-refractory CLL, the first trial of a PNP inhibitor for the treatment of CLL.

Data from a third study, “Phase I/II Study of Oral Fodosine™, a PNP Inhibitor in Refractory Cutaneous T-Cell Lymphoma (CTCL) Patients” by Dr. Madeleine Duvic et al. were also presented.  This was a Phase I/II, open-label, dose escalating study of oral Fodosine™ in patients with refractory CTCL where safety, pharmacokinetics and pharmacodynamics (PK/PD), the maximum tolerated dose, and preliminary evidence of efficacy of oral fodosine were assessed.  This trial which evaluated 14 relapsed or refractory CTCL patients showed Fodosine™ was orally bioavailable with a long terminal half-life.  Additionally an optimum biological dose was identified for use in evaluating clinical effects in CTCL patients dosed for extended periods.  Fodosine was found to be well tolerated and no dose-limiting toxicity was reached in the CTCL patients.

About BioCryst
BioCryst Pharmaceuticals, Inc. designs, optimizes and develops novel drugs that block key enzymes involved in cancer, cardiovascular diseases, autoimmune diseases, and viral infections. BioCryst integrates the necessary disciplines of biology, crystallography, medicinal chemistry and computer modeling to effectively use structure-based drug design to discover and develop small molecule pharmaceuticals.

BioCryst’s lead product candidate, Fodosine™, is a transition-state analog inhibitor of the target enzyme purine nucleoside phosphorylase (PNP). The drug is currently in a Phase IIa trial for patients with T-cell leukemia and a combination IV and oral Phase I pharmacokinetic trial in healthy volunteers. Results of the Phase IIa and the Phase I pharmacokinetic trial will assist in the design of a planned combination IV and oral Phase IIb pivotal clinical trial in patients with T-cell leukemia. The Company has requested a Special Protocol Assessment from the FDA for this planned trial. Additionally, Fodosine™ is currently being studied in a Phase I trial with an oral formulation in cutaneous T-cell lymphoma (CTCL) and a Phase II trial in chronic lymphocytic leukemia (CLL). BioCryst also plans to initiate a Phase I/II trial in B-cell acute lymphoblastic leukemia during 2005. Fodosine™ has been granted Orphan Drug status by the U.S. Food and Drug Administration for three indications: T-cell non-Hodgkin’s lymphoma, including CTCL; CLL and related leukemias including T-cell prolymphocytic leukemia, adult T-cell leukemia, and hairy cell leukemia; and for treatment of B-cell acute lymphoblastic leukemia (ALL). Additionally the FDA has granted “fast track” status to the development of Fodosine™ for the treatment of relapsed or refractory T-cell leukemia.

In August, 2005, BioCryst initiated a Phase Ib study with its second-generation PNP inhibitor, BCX-4208, to evaluate the safety, tolerability and pharmacokinetics of multiple oral doses of BCX-4208. In November, 2005 BioCryst announced it had entered into an exclusive licensing agreement with Roche to develop and commercialize BCX-4208 for the prevention of acute rejection in transplantation and for the treatment of autoimmune diseases.

Additionally, BioCryst has re-initiated clinical development of peramivir, an inhibitor of influenza neuraminidase, with a focus on intravenous and intramuscular delivery. Also, BioCryst has identified a clinical candidate, BCX-4678, in its hepatitis C polymerase inhibitor program, and is advancing this compound through preclinical testing with the goal of filing an IND in early 2006. For more information about BioCryst, please visit the company’s web site at http://www.biocryst.com.

Forward-looking statements
These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include that we may not be able to enroll the required number of subjects in clinical trials of Fodosine™ or BCX-4208, that each of the Phase IIa trial for patients with T-cell leukemia, Phase I trial of BCX-4208, the Phase I trial of Fodosine™ for treatment of patients with cutaneous T-cell lymphoma and the Phase II trial of Fodosine™ for advanced fludarabine-refractory CLL may not be successfully completed, that BioCryst or its licensees may not commence as expected additional trials with Fodosine™ and with BCX-4208 or planned human trials with peramivir or BCX-4678, that Fodosine™, BCX-4208, peramivir, BCX-4678 or any of our other product candidates may not receive required regulatory clearances from the FDA, that Phase IIa clinical trials of Fodosine™ may not show the drug is effective over the 6-week period, that ongoing and future clinical trials may not have positive results, that we may not be able to obtain a Special Protocol Assessment or otherwise be able to complete successfully the Phase IIb trial that is currently planned to be pivotal, that we may not be able to continue future development of Fodosine™, BCX-4208, peramivir, BCX-4678 or any of our other current development programs including tissue factor/factor VIIa, that Fodosine™, BCX-4208, peramivir, BCX-4678 or our other development programs may never result in future product, license or royalty payments being received by BioCryst, that BioCryst may not reach favorable agreements with potential pharmaceutical and biotech partners for further development of its product candidates, that BioCryst may not have sufficient cash to continue funding the development, manufacturing, marketing or distribution of its products and that additional funding, if necessary, may not be available at all or on terms acceptable to BioCryst. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and the latest Form S-3 which identify important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.

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